Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Annual Report of Seychelle Environmental Technologies, Inc. on Form 10-KSB of our report dated August 17, 2007, on the audited consolidated financial statements of Seychelle Environmental Technologies Inc., as of February 28, 2007 and for the fiscal years ended February 28, 2007 and 2006.

/s/ Windes & McClaughry
Irvine, California
August 22, 2007